AUDITOR'S CONSENT

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933, Form 1-K of our report dated January 24, 2025 relating to the consolidated statements of financial position of Shackelford Pharma Inc. as of September 30, 2024 and 2023, and its financial performance and cash flows for the years ended September 30, 2024 and 2023, appearing in the Form 1-K.

/s/ DMCL LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

January 24, 2025